SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of Earliest Event Reported)



                          JULY 12, 1996 (JULY 11, 1996)



                               AST RESEARCH, INC.
             (Exact name of registrant as specified in its charter)



                                    DELAWARE
                 (State or other jurisdiction of incorporation)



                  0-13941                         95-3525565
          (Commission File Number)    (IRS Employer Identification No.)



             16215 ALTON PARKWAY
              IRVINE, CALIFORNIA                     92718
   (Address of principal executive offices)        (Zip Code)


               Registrant's telephone number, including area code
                                 (714) 727-4141


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


ITEM 5.  OTHER EVENTS

On July 12, 1996, AST Research, Inc. (the "Company") announced that it has repaid a $90 million promissory note due to Tandy Corporation ("Tandy") related to the 1993 acquisition of Tandy's PC manufacturing operations.

Under terms of the repayment, on July 11, 1996, the Company issued 4,498,594 shares of common stock to Tandy representing $30 million of the $90 million promissory note and paid Tandy $60 million in cash to complete payment of the principal of the note.

Subsequent to that transaction, also on July 11, 1996, the Company issued 8,499,336 shares of common stock to Samsung Electronic Co. Ltd. ("Samsung") in exchange for $60 million in cash that was used to fund the $60 million cash payment to Tandy. This issuance was at Samsung's discretion pursuant to the 1995 Letter of Credit Agreement between the Company and Samsung. The total amount of newly issued common stock of 12,997,930 represents approximately 22.5 percent of the Company's total outstanding common stock after all of the shares were issued. The total number of shares of common stock outstanding after issuance of all shares is 57,734,830. Samsung, including stock held by Samsung's U.S. subsidiary, now owns 26,389,336 shares of common stock representing 45.7 percent of the outstanding shares. In addition, Samsung owns an option to purchase 4,400,000 shares of common stock at $.01 per share that was issued as part of the Additional Support Agreement dated December 21, 1995 between the Company and Samsung. Samsung's ownership percentage would increase to 49.55 percent upon exercise of this option and based on the current number of shares outstanding.

Sections 382 and 383 of the Internal Revenue Code of 1986 place certain limitations on U.S. net operating loss carryforwards and excess credits if one or more shareholders have increased their ownership by more than 50 percentage points. Taken together, Tandy and Samsung have increased more than 50 percentage points, and the Company believes it will be subject to the Section 382 and 383 limitations. The limitation caused by this change does not apply to net operating losses and excess credits incurred subsequent to this change.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number    Description
- -------   --------------------------------------------------------
99.1 Press release issued by the Registrant on July 12, 1996, announcing that the Company completed the repayment of a $90 million promissory note due to Tandy Corporation through the issuance of common stock representing $30 million and cash of $60 million. In addition, the Company announced that it issued common stock for $60 million in exchange for cash advanced from Samsung which was used to fund the $60 million cash payment to Tandy.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    AST Research, Inc.
                         _______________________________________
                                       (Registrant)


                                 By   /s/ DENNIS R. LEIBEL
                                      Dennis R. Leibel
                                      Senior Vice President,
                                      Legal, Administration and Secretary

Date:  July 12, 1996